Exhibit 99.1

Itron Announces Second Quarter 2017 Financial Results

Company Raises Full-Year 2017 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 2, 2017--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter ended June 30, 2017. Key financial metrics for the quarter include:

  Revenue of $503 million, compared with $513 million in the second quarter of 2016;
  Gross margin of 35.4 percent, compared with 33.1 percent in the second quarter of 2016;
  GAAP diluted earnings per share of 36 cents, compared with 52 cents in the second quarter of 2016; and
  Non-GAAP diluted earnings per share of 71 cents, compared with 65 cents in the second quarter of 2016.
  Results include the impact of the Comverge acquisition as of the transaction close date of June 1, 2017. The acquisition contributed $5 million of distributed energy management (DEM) revenue reported in the Electricity segment and a net loss of $2 million, including acquisition and integration-related expenses and amortization of intangibles.

“The second quarter was Itron’s eighth consecutive quarter of year-over-year increases in non-GAAP earnings per share, demonstrating our commitment to greater predictability and profitability in our business results,” said Philip Mezey, Itron’s president and chief executive officer. "We were also very pleased to close the Comverge transaction during the quarter, adding distributed energy management to Itron’s industry-leading AMI and smart grid solutions. The acquisition emphasizes our focus on delivering more value to our customers and supports our strategy to increase the contribution of outcome-based solutions in our business."

Mezey continued, "We are raising our revenue and non-GAAP earnings guidance for full-year 2017 to reflect our strong core business performance and the addition of distributed energy management solutions to our platform."

Summary of Second Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $503 million declined $10 million compared with the second quarter of 2016, with growth in the Electricity segment offset by lower Water and Gas revenues. Changes in foreign currency exchange rates unfavorably impacted revenue by approximately $6 million for the quarter.

Electricity revenue increased 8 percent, driven by smart projects in North America and Asia-Pacific regions and the addition of distributed energy management revenues. Gas revenue decreased 8 percent, driven by lower meter volumes partially offset by strong communication module shipments in North America. Water revenue decreased 12 percent primarily due to lower product revenues in North America and EMEA and the timing of new tenders and customer orders in 2017, partially offset by increased sales in Latin America.

Gross Margin

Consolidated company gross margin of 35.4 percent increased 230 basis points compared with the second quarter of 2016 with improvements in all three business segments. Gross margin includes an $8 million insurance recovery in the Water segment related to warranty costs incurred for a product replacement announced in 2015. Excluding the recovery, gross margin improved by 70 basis points compared with the prior year.

Operating Expenses

Operating expenses for the quarter were $141 million compared with $134 million in the second quarter of 2016. Higher restructuring, sales and marketing, and acquisition and integration-related expenses were partially offset by lower legal and professional services fees, reduced headcount in general and administrative areas and lower amortization of intangible assets.

Non-GAAP operating expenses were $125 million compared with $128 million in 2016. The reduction was driven by lower legal and professional services fees and reduced general and administrative headcount.

Operating Income, Net Income and Earnings per Share

GAAP operating income increased to $37 million compared with $35 million in the second quarter of 2016. Non-GAAP operating income also improved to $53 million compared with $42 million in 2016.

The increase in GAAP operating income was driven by improved gross margins offsetting higher operating expenses. The greater increase in non-GAAP operating income was driven by improved gross margins and lower non-GAAP operating expenses, which exclude acquisition and integration-related costs, restructuring, and amortization of intangible assets.

Net income for the quarter was $14 million, or 36 cents per diluted share, compared with net income of $20 million, or 52 cents per diluted share, in 2016. Non-GAAP net income for the quarter was $28 million, or 71 cents per diluted share, compared with $25 million, or 65 cents per diluted share, in 2016.

GAAP earnings per diluted share reflect the company's higher operating income offset by an increase in other expenses, a higher effective tax rate driven by the timing and mix of taxable income by jurisdiction, and increased diluted shares outstanding. Non-GAAP earnings per diluted share increased compared with the prior year due to the company's higher non-GAAP operating income which offset an increase in other expenses, a higher effective tax rate and increased diluted shares outstanding.

Cash Flow

Net cash provided by operating activities was $30 million in the second quarter of 2017 compared with $17 million in the same quarter of 2016. Free cash flow was $17 million for the second quarter compared with $6 million in the prior year. Higher operating and free cash flow reflect improved business results, offsetting increased working capital requirements; primarily due to increased inventory for anticipated shipments and transitions in our supply chain.

Other Measures

Bookings of $416 million increased 19 percent compared with the second quarter of 2016. Total backlog was $1.6 billion and 12-month backlog was $860 million at the end of the quarter, a year-over-year increase of 21 percent and 25 percent, respectively. The Comverge acquisition added $113 million and $44 million to total and 12-month backlog, respectively.

Financial Guidance Update

Itron's guidance for the full year 2017 is as follows:

  Revenue between $2.03 - $2.06 billion, increased from $1.9 to $2.0 billion
  Non-GAAP diluted EPS between $2.95 - $3.15, increased from $2.80 - $3.10

The revised guidance assumes a Euro to U.S. dollar foreign currency exchange rate of 1.10 on average in the second half of 2017, average fully diluted shares outstanding of approximately 39.5 million for the year and a non-GAAP effective tax rate for the year of approximately 35 percent. A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration-related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. EDT on Aug. 2, 2017. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Aug. 7, 2017. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 3937267.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2016 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$503,082	$513,024	$980,674	$1,010,614
Cost of revenues	325,222	343,319	645,589	677,706
Gross profit	177,860	169,705	335,085	332,908

Operating expenses
Sales and marketing	44,753	39,376	86,221	80,143
Product development	43,111	43,354	83,979	88,700
General and administrative	43,161	45,328	80,407	90,397
Amortization of intangible assets	4,970	7,796	9,519	14,006
Restructuring	5,043	(1,622)	8,095	615
Total operating expenses	141,038	134,232	268,221	273,861

Operating income	36,822	35,473	66,864	59,047
Other income (expense)
Interest income	470	221	739	492
Interest expense	(2,876)	(2,735)	(5,550)	(5,653)
Other income (expense), net	(2,849)	(264)	(5,425)	(1,781)
Total other income (expense)	(5,255)	(2,778)	(10,236)	(6,942)

Income before income taxes	31,567	32,695	56,628	52,105
Income tax provision	(16,560)	(12,193)	(25,607)	(20,819)
Net income	15,007	20,502	31,021	31,286
Net income attributable to non-controlling interests	910	585	1,079	1,280
Net income attributable to Itron, Inc.	$14,097	$19,917	$29,942	$30,006

Earnings per common share - Basic	$0.36	$0.52	$0.78	$0.79
Earnings per common share - Diluted	$0.36	$0.52	$0.76	$0.78

Weighted average common shares outstanding - Basic	38,683	38,236	38,579	38,147
Weighted average common shares outstanding - Diluted	39,332	38,516	39,274	38,446

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Electricity	$250,332	$232,823	$489,083	$450,118
Gas	138,700	150,266	262,911	289,522
Water	114,050	129,935	228,680	270,974
Total Company	$503,082	$513,024	$980,674	$1,010,614

Gross profit
Electricity	$78,595	$70,892	$145,787	$135,478
Gas	50,272	53,483	100,776	102,060
Water	48,993	45,330	88,522	95,370
Total Company	$177,860	$169,705	$335,085	$332,908

Operating income (loss)
Electricity	$17,653	$20,008	$34,515	$30,640
Gas	16,563	25,376	37,819	41,675
Water	16,686	14,177	25,421	32,253
Corporate unallocated	(14,080)	(24,088)	(30,891)	(45,521)
Total Company	$36,822	$35,473	$66,864	$59,047

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended March 31,		Six Months Ended June 30,
	2017	2016	2017	2016
Meters
Standard	4,350	4,130	8,360	8,500
Smart	2,570	2,320	5,010	4,510
Total meters	6,920	6,450	13,370	13,010

Stand-alone communication modules
Smart	1,530	1,440	2,930	2,900

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$127,880	$133,565
Accounts receivable, net	374,180	351,506
Inventories	203,634	163,049
Other current assets	93,266	84,346
Total current assets	798,960	732,466

Property, plant, and equipment, net	186,506	176,458
Deferred tax assets, net	96,062	94,113
Other long-term assets	52,881	50,129
Intangible assets, net	104,144	72,151
Goodwill	541,071	452,494
Total assets	$1,779,624	$1,577,811

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$208,379	$172,711
Other current liabilities	60,124	43,625
Wages and benefits payable	99,318	82,346
Taxes payable	15,395	10,451
Current portion of debt	16,875	14,063
Current portion of warranty	25,584	24,874
Unearned revenue	79,112	64,976
Total current liabilities	504,787	413,046

Long-term debt	307,484	290,460
Long-term warranty	14,226	18,428
Pension benefit obligation	93,263	84,498
Deferred tax liabilities, net	3,350	3,073
Other long-term obligations	113,017	117,953
Total liabilities	1,036,127	927,458

Equity
Common stock	1,282,085	1,270,467
Accumulated other comprehensive loss, net	(193,209)	(229,327)
Accumulated deficit	(365,229)	(409,536)
Total Itron, Inc. shareholders' equity	723,647	631,604
Non-controlling interests	19,850	18,749
Total equity	743,497	650,353
Total liabilities and equity	$1,779,624	$1,577,811

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2017	2016
Operating activities
Net income	$31,021	$31,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,468	35,481
Stock-based compensation	10,135	7,878
Amortization of prepaid debt fees	533	534
Deferred taxes, net	7,077	9,706
Restructuring, non-cash	80	(131)
Other adjustments, net	2,395	(366)
Changes in operating assets and liabilities:
Accounts receivable	(2,032)	(35,283)
Inventories	(29,470)	2,882
Other current assets	(3,905)	(10,549)
Other long-term assets	2,186	2,667
Accounts payable, other current liabilities, and taxes payable	36,861	(735)
Wages and benefits payable	12,299	14,709
Unearned revenue	6,701	5,513
Warranty	(4,825)	(9,065)
Other operating, net	(5,080)	(3,400)
Net cash provided by operating activities	93,444	51,127

Investing activities
Acquisitions of property, plant, and equipment	(21,898)	(19,884)
Business acquisitions, net of cash and cash equivalents acquired	(99,477)	(951)
Other investing, net	(456)	(974)
Net cash used in investing activities	(121,831)	(21,809)

Financing activities
Proceeds from borrowings	35,000	—
Payments on debt	(20,625)	(26,218)
Issuance of common stock	2,198	1,956
Other financing, net	952	(4,679)
Net cash provided by (used) in financing activities	17,525	(28,941)

Effect of foreign exchange rate changes on cash and cash equivalents	5,177	619
Increase (decrease) in cash and cash equivalents	(5,685)	996
Cash and cash equivalents at beginning of period	133,565	131,018
Cash and cash equivalents at end of period	$127,880	$132,014

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income attributable to Itron, Inc.	$14,097	$19,917	$29,942	$30,006
Amortization of intangible assets	4,970	7,796	9,519	14,006
Amortization of debt placement fees	242	248	483	495
Restructuring	5,043	(1,622)	8,095	615
Acquisition and integration related expenses	6,468	(25)	6,801	(22)
Income tax effect of non-GAAP adjustments	(2,896)	(1,170)	(4,730)	(3,125)
Non-GAAP net income attributable to Itron, Inc.	$27,924	$25,144	$50,110	$41,975

Non-GAAP diluted EPS	$0.71	$0.65	$1.28	$1.09

Weighted average common shares outstanding - Diluted	39,332	38,516	39,274	38,446

ADJUSTED EBITDA
GAAP net income attributable to Itron, Inc.	$14,097	$19,917	$29,942	$30,006
Interest income	(470)	(221)	(739)	(492)
Interest expense	2,876	2,735	5,550	5,653
Income tax provision	16,560	12,193	25,607	20,819
Depreciation and amortization	15,090	18,807	29,468	35,481
Restructuring	5,043	(1,622)	8,095	615
Acquisition and integration related expenses	6,468	(25)	6,801	(22)
Adjusted EBITDA	$59,664	$51,784	$104,724	$92,060

FREE CASH FLOW
Net cash provided by operating activities	$30,187	$17,322	$93,444	$51,127
Acquisitions of property, plant, and equipment	(12,776)	(11,093)	(21,898)	(19,884)
Free Cash Flow	$17,411	$6,229	$71,546	$31,243

NON-GAAP OPERATING INCOME
GAAP operating income	$36,822	$35,473	$66,864	$59,047
Amortization of intangible assets	4,970	7,796	9,519	14,006
Restructuring	5,043	(1,622)	8,095	615
Acquisition and integration related expenses	6,468	(25)	6,801	(22)
Non-GAAP operating income	$53,303	$41,622	$91,279	$73,646

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$141,038	$134,232	$268,221	$273,861
Amortization of intangible assets	(4,970)	(7,796)	(9,519)	(14,006)
Restructuring	(5,043)	1,622	(8,095)	(615)
Acquisition and integration related expenses	(6,468)	25	(6,801)	22
Non-GAAP operating expenses	$124,557	$128,083	$243,806	$259,262

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$17,653	$20,008	$34,515	$30,640
Amortization of intangible assets	2,728	4,617	5,090	7,867
Restructuring	506	(1,560)	330	(1,032)
Acquisition and integration related expenses	6,201	(25)	6,201	(22)
Electricity - Non-GAAP operating income	$27,088	$23,040	$46,136	$37,453

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$16,563	$25,376	$37,819	$41,675
Amortization of intangible assets	1,309	1,756	2,586	3,375
Restructuring	4,339	(12)	5,423	1,252
Gas - Non-GAAP operating income	$22,211	$27,120	$45,828	$46,302

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$16,686	$14,177	$25,421	$32,253
Amortization of intangible assets	933	1,423	1,843	2,764
Restructuring	995	115	2,013	51
Water - Non-GAAP operating income	$18,614	$15,715	$29,277	$35,068

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(14,080)	$(24,088)	$(30,891)	$(45,521)
Restructuring	(797)	(165)	329	344
Acquisition and integration related expenses	267	—	600	—
Corporate unallocated - Non-GAAP operating loss	$(14,610)	$(24,253)	$(29,962)	$(45,177)

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Rebecca Hussey, 509-891-3574
Program Manager, Investor Relations